SCHEDULE 14A INFORMATION Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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THE IMMUNE RESPONSE CORPORATION 5935 Darwin Court Carlsbad, CA 92008 (760) 431-7080

May 15, 2002

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders which will be held on June 17, 2002, at 9:00 a.m., local time, at the offices of The Immune Response Corporation (the “Company”), 5935 Darwin Court, Carlsbad, California.

The formal notice of the Annual Meeting and the Proxy Statement have been made a part of this invitation.

After reading the Proxy Statement, please mark, date, sign and return, at an early date, the enclosed proxy in the enclosed prepaid envelope to ensure that your shares will be represented at the Annual Meeting. YOUR SHARES CANNOT BE VOTED UNLESS YOU SIGN, DATE AND RETURN THE ENCLOSED PROXY OR ATTEND THE ANNUAL MEETING IN PERSON.

A copy of the Company’s Annual Report to Stockholders also is enclosed.

The Board of Directors and management look forward to seeing you at the meeting.

Sincerely yours, Dennis J. Carlo President and Chief Executive Officer

THE IMMUNE RESPONSE CORPORATION

Notice of Annual Meeting of Stockholders to be held June 17, 2002

The Annual Meeting of Stockholders of The Immune Response Corporation will be held at the offices of the Company, 5935 Darwin Court, Carlsbad, California, on June 17, 2002, at 9:00 a.m., for the following purposes:

1.	To elect one Class I director.

2.	To consider and vote upon a proposal to amend the Company’s Restated Certificate of Incorporation, as amended, to increase the number of shares of the Company’s common stock (the “Common Stock”) authorized for issuance.

3.	To consider and vote upon a proposal to authorize the Board of Directors, in its discretion, to amend the Company’s Restated Certificate of Incorporation, as amended, to effect a 1-for-4 reverse stock split of the Company’s issued and outstanding shares of Common Stock.

4.	To consider and vote upon a proposal to approve the issuance of shares of Common Stock and Warrants in connection with the Company’s proposed private placement of Units.

5.	To transact such other business as may properly come before the Annual Meeting and any adjournment of the Annual Meeting.

The Board of Directors has fixed the close of business on April 18, 2002, as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. A complete list of stockholders entitled to vote will be available at our Secretary’s office, 5935 Darwin Court, Carlsbad, California, for ten days prior to the meeting.

IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AT THIS MEETING. EVEN IF YOU PLAN TO ATTEND THE MEETING, WE HOPE THAT YOU WILL PROMPTLY MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY. THIS WILL NOT LIMIT YOUR RIGHTS TO ATTEND OR VOTE AT THE MEETING.

By order of the Board of Directors Dennis J. Carlo President and Chief Executive Officer

May 15, 2002

THE IMMUNE RESPONSE CORPORATION

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of The Immune Response Corporation, a Delaware corporation, of proxies in the accompanying form to be used at the Annual Meeting of Stockholders to be held at the offices of the Company, 5935 Darwin Court, Carlsbad, California, on June 17, 2002, and any adjournment thereof (the “Annual Meeting”). The shares represented by the proxies received in response to this solicitation and not revoked will be voted at the Annual Meeting. A proxy may be revoked at any time before it is exercised by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date or by voting in person at the Annual Meeting. On the matters coming before the Annual Meeting for which a choice has been specified by a stockholder by means of the ballot or the proxy, such stockholder’s shares will be voted accordingly. If no choice is specified, such shares will be voted FOR the election of the one nominee for Class I director listed in this Proxy Statement and FOR the approval of Proposals 2, 3 and 4 described in the Notice of Annual Meeting and in this Proxy Statement.

Stockholders of record at the close of business on April 18, 2002, are entitled to notice of and to vote at the Annual Meeting. As of the close of business on such date, the Company had 35,572,149 shares of Common Stock outstanding and entitled to vote. Each holder of Common Stock is entitled to one vote for each share held as of the record date. No other class of securities is entitled to vote, and the Company does not have cumulative voting rights.

Any disabled stockholder or stockholder’s representative may request reasonable assistance or accommodation from the Company in connection with the Annual Meeting by contacting The Immune Response Corporation, Investor Relations, 5935 Darwin Court, Carlsbad, California 92008 (760) 431-7080. To provide the Company sufficient time to arrange for reasonable assistance or accommodation, please submit all requests by June 10, 2002 .

Directors are elected by a plurality vote. Accordingly, the director nominee who receives the most votes cast in his favor will be elected. Approval of Proposals 2 and 3 require the affirmative vote of holders of a majority of the outstanding shares of the Company. Approval of Proposal 4 requires the affirmative vote of holders of a majority of shares present in person or represented by proxy at the Annual Meeting. Abstentions with respect to any matter are treated as shares present or represented and entitled to vote on that matter and thus have the same effect as negative votes. If a broker which is the record holder of shares indicates on a proxy that it does not have discretionary authority to vote on a proposal as to such shares, or if shares are not voted in other circumstances in which proxy authority is defective or has been withheld with respect to a proposal, these non-voted shares will be counted for quorum purposes, but are not deemed to be present or represented for purposes of determining whether stockholder approval of a proposal has been obtained.

The expense of printing and mailing proxy materials will be borne by the Company. In addition to the solicitation of proxies by mail, solicitation may be made by certain directors, officers and other employees of the Company by personal interview, telephone or facsimile. No additional compensation will be paid to such persons for such solicitation. The Company will reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to beneficial owners of the Common Stock. The Company has retained D. F. King & Co., Inc. to assist in the solicitation of proxies at a cost of approximately $25,000.

This Proxy Statement and the accompanying proxy card are being mailed to stockholders on or about May 17, 2002.

IMPORTANT

PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED POSTAGE-PREPAID RETURN ENVELOPE SO THAT, WHETHER YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING OR NOT, YOUR SHARES CAN BE VOTED. THIS WILL NOT LIMIT YOUR RIGHTS TO ATTEND OR VOTE AT THE ANNUAL MEETING.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company has three classes of directors serving staggered three-year terms. Class I and Class III consist of three directors each and Class II consists of four directors. One Class I director is to be elected at the Annual Meeting to serve until the 2005 Annual Meeting and until his respective successor shall have been elected and qualified or until such director’s earlier resignation, removal from office, death or incapacity. The terms of the Class II and Class III directors expire in 2003 and 2004, respectively. Currently, two Class I director seats, one Class II director seat and one Class III director seat are vacant and such seats will remain vacant following the Annual Meeting as the Nominating Committee has not yet identified suitable candidates for such seats. Shares represented by the enclosed proxy cannot be voted for more than one nominee.

Unless authority to vote for directors is withheld, it is intended that the shares represented by the enclosed proxy will be voted for the election of James B. Glavin as a Class I director. Mr. Glavin currently is a member of the Board of Directors of the Company. Mr. Glavin was nominated as a Class I director by the Nominating Committee of the Company’s Board of Directors. Mr. Glavin consents to being named herein as a Class I director nominee and further consents to serve as a Class I director if elected. In the event Mr. Glavin becomes unable or unwilling to accept his nomination or election, the shares represented by the enclosed proxy will be voted for the election of such other nominee as the Board of Directors may select. The Board of Directors has no reason to believe that Mr. Glavin will be unable or unwilling to serve. There are no family relationships among executive officers or directors of the Company.

Set forth below is information regarding the nominee for Class I director and the continuing directors of Class II and Class III, principal occupations at present and for the past five years, certain directorships held by each, their ages as of March 31, 2002, and the year in which each first became a director of the Company.

	Name and Principal Occupation at Present and for the Past Five Years; Directorships	Director Since	Age
CLASS I James B. Glavin
	James B. Glavin has been the Chairman of our Board of Directors since May 1993 and was Chief Executive Officer from April 1987 until September 1994. Mr. Glavin served as our President from October 1987 until September 1994, and our Treasurer from April 1987 until May 1991. Mr. Glavin previously served as Chairman of the Board of Directors of Smith Laboratories, Inc., a medical products company, from September 1985 until May 1990 and as Acting President and Chief Executive Officer of that company from September 1985 until August 1989. Mr. Glavin currently serves as a director of Inhale Therapeutic Systems, Inc., AVANIR Pharmaceuticals and the Meridian Fund.	1987	66

	Name and Principal Occupation at Present and for the Past Five Years; Directorships	Director Since	Age
CLASS II Melvin Perelman, Ph.D.	Melvin Perelman, Ph.D., was an Executive Vice President of Eli Lilly & Company and was President of The Lilly Research Laboratories from 1986 until 1993. Dr. Perelman was also a director of Eli Lilly & Company from 1976 until 1993 and a director of Cinergy Corporation from 1980 until his retirement in October 2000. Dr. Perelman currently serves as a director of Inhale Therapeutic Systems Inc.	1996	71

Alan S. Rosenthal, M.D.	Alan Rosenthal received his M.D. from Vanderbilt University in 1964; Vice President Pharmaceutical Discovery and Scientific Affairs at Abbott Laboratories from 1993 until 1999; Senior Vice President of Scientific Affairs at Boehringer Ingelheim Pharmaceuticals, Inc. from 1987 until 1993; Vice President of Immunology & Inflammation Research at Merck, Sharp & Dohme from 1978 until 1986; on the staff at National Institute of Allergy and Infectious Diseases, NIH, from 1966 until 1978. Advisory Boards: Johns Hopkins University School of Medicine Corporate Advisory Council, Visiting Board of Biological Sciences Division, The University of Chicago, Cancer Center Advisory Board, Vanderbilt University School of Medicine.	2000	62

William M. Sullivan	William M. Sullivan was the Chairman of our Board of Directors from March 1987 until May 1993. Mr. Sullivan was the Chairman of the Board of Sparta Pharmaceuticals, Inc. from October 1991 until March 1998 and President and Chief Executive Officer from October 1991 until March 1996. He previously served as Chairman of the Board, President and Chief Executive Officer of Burroughs Wellcome Co., a pharmaceutical company, from December 1981 until January 1986. Mr. Sullivan currently serves as a Director of BioVentures, Inc. and Research Corporation Technologies.	1987	67

	Name and Principal Occupation at Present and for the Past Five Years; Directorships	Director Since	Age
CLASS III Dennis J. Carlo, Ph.D.
	Dennis J. Carlo, Ph.D., a co-founder of The Immune Response Corporation, has been our President and Chief Executive Officer since September 1994, and our Chief Scientific Officer since September 1998. Dr. Carlo also served as our Chief Operating Officer from April 1987 until September 1994 and our Executive Vice President from October 1987 until September 1994. Dr. Carlo has been our Assistant Corporate Secretary and a director since 1987. From January 1982 until May 1987, Dr. Carlo was Vice President of Research and Development and Vice President of Therapeutic Manufacturing at Hybritech Incorporated, a biotechnology company that was acquired by Eli Lilly & Company, a pharmaceutical company, in 1986. From 1971 until 1981, Dr. Carlo held various positions at Merck & Co., Inc., including Director of Development and Basic Cellular Immunology and Director of Bacterial Vaccines and Immunology. Dr. Carlo is also a director of AVANIR Pharmaceuticals and TransMolecular, Inc. Dr. Carlo has authored or co-authored over 100 articles and abstracts in the field of immunology. Dr. Carlo received his Ph.D., M.S. and B.S. from Ohio State University.	1987	58

Kevin B. Kimberlin	Kevin B. Kimberlin, a co-founder of The Immune Response Corporation, was our Secretary from November 1986 until September 1989. Mr. Kimberlin has been Chairman of the Board of Spencer Trask & Co., a venture capital company, since 1991. He was a co-founder of Myriad Genetics, Inc., the first human genome company, Ciena Corporation, the first photonics company, and the General Partner of Next Level Communications, a leading broadband equipment company from January 1998 until its initial public offering in November 1999.	1986	49

The Board of Directors held 21 meetings during the year ended December 31, 2001. All current directors attended at least 75% of the aggregate number of meetings of the Board of Directors and of the committees on which such directors serve.

The Board of Directors has appointed a Stock Option and Compensation Committee, an Employee Stock Option Committee, an Audit Committee and a Nominating Committee.

The members of the Stock Option and Compensation Committee are William M. Sullivan, Kevin B. Kimberlin and Melvin Perelman. The Stock Option and Compensation Committee held no meetings during 2001. The Stock Option and Compensation Committee’s functions are to assist in the administration of, and grant options under, the Company’s 1989 Stock Plan and to assist in the implementation of, and provide recommendations with respect to, general and specific compensation policies and practices of the Company.

The sole member of the Employee Stock Option Committee is Dennis J. Carlo. The Employee Stock Option Committee held 16 meetings during 2001. The Employee Stock Option Committee’s functions are to assist in the administration of, and grant options under, the 1989 Stock Plan with respect to employees who are not officers or directors of the Company.

The members of the Audit Committee are James B. Glavin, Kevin B. Kimberlin and William M. Sullivan. The Audit Committee held five meetings during 2001. The Audit Committee’s functions are to review the scope of the annual audit, monitor the independent auditor’s relationship with the Company, advise and assist the Board of Directors in evaluating the auditor’s report, supervise the Company’s financial and accounting organization and financial reporting and, at the discretion of the Audit Committee, nominate for stockholder approval at the annual meeting, with the approval of the Board of Directors, a firm of certified public accountants whose duty it is to audit the financial records of the Company for the fiscal year for which it is appointed. See “Audit Committee Report to Stockholders.”

The members of the Nominating Committee are William M. Sullivan and Alan S. Rosenthal. The Nominating Committee held one meeting during 2001. The Nominating Committee’s function is to select and nominate individuals to fill vacancies on the Company’s Board of Directors. The Nominating Committee is not required to consider nominees recommended by security holders.

The Board of Directors unanimously recommends a vote FOR the Class I director nominee listed above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of May 8, 2002, as to shares of our Common Stock beneficially owned by: (i) each person who is known by us to own beneficially more than 5% of the our Common Stock, (ii) each of our directors, (iii) each executive officer named in the Summary Compensation table set forth herein and (iv) all of our directors and executive officers as a group. Ownership information is based upon information furnished by the respective individuals or entities, as the case may be. Unless otherwise indicated, the business address of each individual is 5935 Darwin Court, Carlsbad, California, 92008

	Shares Beneficially Owned (1)	Percentage Beneficially Owned (2)
Kevin B. Kimberlin (3)(4)(5)	27,683,302	45.2%
Dennis J. Carlo (5)(6)	1,099,970	3.0%
James B. Glavin (5)	264,394	*
William M. Sullivan (5)	175,868	*
Melvin Perelman (5)	108,987	*
Howard Sampson (5)	208,915	*
Alan S. Rosenthal (5)	48,608	*
All directors and executive officers as a group (7 persons)(7)	29,590,044	47.2%

*	Less than 1%.
(1)	To our knowledge, the persons named in the table have sole voting and investment power with respect to all shares of our Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the notes to this table.
(2)	Percentage ownership is based on 35,591,549 shares of Common Stock outstanding as of May 8, 2002. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the "SEC" or "Commission"), based on voting and investment power with respect to shares. Shares of Common Stock subject to options, notes or warrants currently exercisable, or exercisable within 60 days after May 8, 2002, are deemed outstanding for computing the percentage ownership of the person holding those securities, but are not deemed outstanding for computing the percentage ownership of any other person. Additionally, the shares underlying the notes and warrants issued in the November, February and May Closings (as defined hereinafter in "Certain Transactions") are deemed outstanding for computing the percentage ownership of Mr. Kimberlin and for all of the directors and executive officers as a group, but are not deemed outstanding for computing the percentage ownership of any other person.

(3)	The address of the principal place of business of each of Kevin Kimberlin Partners, L.P. ("KKP") and Oshkim Limited Partnership ("Oshkim"), of which Mr. Kimberlin is an affiliate, is c/o 535 Madison Avenue, 18th Floor, New York, New York 10022.
(4)	Mr. Kimberlin's spouse held 35,000 shares of our Common Stock; a retirement account for the benefit of Mr. Kimberlin held 16,000 shares of our Common Stock; Kimberlin Family Partners, L.P., a Colorado limited partnership, of which Mr. Kimberlin is the general partner, held 227,916 shares of our Common Stock, KKP, of which the general partner is KKP Management LLC, a Nevada limited liability company, of which Mr. Kimberlin is the managing member, held 1,794,871 shares of our Common Stock. The amount shown also includes, (a) 1,733,703 shares of our Common Stock issuable on conversion of the promissory note held by KKP from the November Closing, (b) 1,733,703 shares of our Common Stock issuable on exercise of the warrant held by KKP from the November Closing, (c) 1,716,001 shares of our Common Stock issuable on conversion of the promissory note held by Oshkim from the February Closing and (d) 1,716,001 shares of our Common Stock issuable on exercise of the warrant held by Oshkim from the February Closing, (e) 9,276,438 shares of our Common Stock issuable on conversion of the promissory note held by Oshkim from the May Closing and (f) 9,276,438 shares of our Common Stock issuable on exercise of the warrant held by Oshkim from the May Closing
(5)	The amounts shown include shares which may be acquired currently or within 60 days after May 8, 2002: Dr. Carlo, 706,292 shares; Mr. Glavin, 245,237 shares; Mr. Kimberlin, 157,231 shares; Mr. Sullivan, 157,168 shares; Dr. Perelman, 108,987 shares; Mr. Sampson, 208,915 shares; and Dr. Rosenthal, 48,608 shares.
(6)	Includes 16,651 shares held in trust for the benefit of Dr. Carlo's family, as to which Dr. Carlo maintains shared voting and investment power. Includes 14,780 shares which Dr. Carlo's wife may acquire currently or within 60 days after May 8, 2002, as to which he disclaims beneficial ownership.
(7)	Includes as outstanding an aggregate of 1,632,438 shares which may be acquired by directors and officers currently or within 60 days after May 8, 2002, pursuant to the exercise of options, and an aggregate of 25,452,284 shares which may be acquired by directors and officers currently or within 60 days after May 8, 2002, pursuant to the exercise of warrants or conversion of promissory notes. Also, includes 32,651 shares held by family trusts for the benefit of family members of directors and executive officers as to which such directors and executive officers have voting and investment power and 14,780 shares which may be acquired by Dr. Carlo's wife currently or within 60 days after May 8, 2002 pursuant to the exercise of options.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

The following table sets forth the compensation for services provided to us in all capacities for the fiscal years ended December 31, 1999, 2000 and 2001, by those persons who were, respectively, at December 31, 2001 (i) our Chief Executive Officer, and (ii) our other most highly compensated executive officer whose total annual salary and bonus for fiscal year 2001 exceeded $100,000 (the “Named Officers”).

Summary Compensation Table
	Annual Compensation				Long-Term Compensation Awards Securities Underlying Options (#)	All Other Compensa- tion ($)(1)(2)(3)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)

Dennis J. Carlo	2001	395,040	—	—	38,471	18,246
President and Chief Executive Officer	2000	413,852	150,926	—	486,300	16,418
	1999	358,796	162,868	—	69,598	17,258

Howard Sampson	2001	229,223	—	—	—	4,773
Vice President, Finance, Chief	2000	242,000	62,000	—	163,650	4,393
Financial Officer, Secretary and Treasurer(4)	1999	144,702	—	—	185,612	1,771

(1)	During fiscal year 2001, we made contributions under our 401(k) Plan for Dr. Carlo and Mr. Sampson of $2,400 each; and made contributions under our long-term disability insurance plan for Dr. Carlo of $9,177. We also funded a group term life insurance plan in excess of $50,000. Amounts added to compensation related to this plan for Dr. Carlo and Mr. Sampson were $6,669 and $2,373, respectively.

(2)	During fiscal year 2000, we made contributions under our 401(k) Plan for Dr. Carlo and Mr. Sampson of $2,400 each; and made contributions under our long-term disability insurance plan for Dr. Carlo of $8,366. We also funded a group term life insurance plan in an amount in excess of $50,000. Amounts added to compensation related to this plan for Dr. Carlo and Mr. Sampson were $5,652 and $1,993, respectively.

(3)	During fiscal year 1999, we made contributions under our 401(k) Plan for Dr. Carlo and Mr. Sampson of $2,500 and $1,510, respectively; and made contributions under our long-term disability insurance plan for Dr. Carlo of $9,750. We also funded a group term life insurance plan in an amount in excess of $50,000. Amounts added to compensation related to this plan for Dr. Carlo and Mr. Sampson were $5,008 and $261, respectively.

(4)	Mr. Sampson joined us as Executive Director, Finance and Controller in April 1999, and was appointed Vice President, Finance and Chief Financial Officer in June 1999.

Compensation of Directors

As part of an overall company-wide effort to reduce spending, the Board voted in June 1999, to forego monetary compensation for their services. On November 14, 2000, the Board voted to grant outside directors an election to receive either cash or options to purchase Common Stock of the Company in lieu of director fees for the period, January 1, 2000 through December 31, 2002. The outside directors elected to receive stock options to purchase Common Stock of the Company in lieu of director fees for the period of January 1, 2000 through

December 31, 2002. During 2001, the outside directors as a group received options to purchase a total of 335,530 shares of our Common Stock in lieu of monetary compensation for the three years covering 2000 through 2002. Directors are reimbursed for their expenses for each meeting attended.

On November 14, 2000, the Board of Directors voted to merge and consolidate the 1990 Directors’ Stock Option Plan of The Immune Response Corporation with the 1989 Stock Plan, referred to as the 1989 Stock Plan, as amended, for purposes of discussion herein. As a result, directors who never have been our employees now receive options to purchase 25,000 shares of our Common Stock upon election or appointment to the Board of Directors pursuant to the 1989 Stock Plan. These options have exercise prices equal to the fair market value of our Common Stock on the date of grant. They vest in four annual installments on each of the first four anniversaries of the date of grant, and if held for at least six months, vest in full upon the non-employee director’s retirement, death or disability. The 1989 Stock Plan, as amended, provides that each non-employee director will receive on the date of each Annual Meeting of the Stockholders an option to purchase 6,250 shares of our Common Stock with a one-year vesting period.

In September 2001, we renewed our consulting agreement with Mr. Glavin which provides that Mr. Glavin will use reasonable efforts to furnish consulting services to us in return for an annual fee of $48,000. For consulting services rendered during 2001, Mr. Glavin was paid $48,000.

Compensation Committee Interlocks and Insider Participation

For our fiscal year ended December 31, 2001, Messrs. Sullivan, Kimberlin and Perelman served as the members of our Stock Option and Compensation Committees. Mr. Sullivan was formerly the Chairman of the Board of Directors from March 1987 until May 1993. Mr. Kimberlin was formerly our Secretary from November 1986 until September 1989. None of our executive officers had any “interlock” relationship to report during our fiscal year ended December 31, 2001.

Change in Control Arrangements

Our 1989 Stock Plan, as amended, provides that in the event of a merger or reorganization, we shall either continue outstanding options granted under the 1989 Stock Plan, as amended, or shall provide for the exchange of such options for a cash payment equal to the difference between the amount paid for one share under the terms of the merger or reorganization and the exercise price for each option, or shall accelerate the exercisability of each option followed by the cancellation of options not exercised, in all cases without the optionee’s consent. Outstanding employee stock option agreements entered into pursuant to the 1989 Stock Plan, as amended, provide for the automatic vesting of employee stock options in the event of a change in control. Future employee stock option agreements and Common Stock purchase agreements entered into pursuant to the 1989 Stock Plan, as amended, will contain similar provisions unless otherwise determined by the Option Committee. Options granted to directors who were never our employees upon election to the Board and at each Annual Meeting of the Stockholders also vest in the event that we are subject to a change in control.

Pension and Long-Term Incentive Plans

We have no pension or long-term incentive plans.

STOCK OPTIONS

The following tables summarize option grants to and exercises by our Named Officers, and the value of the options held by such persons at the end of fiscal 2001. We do not grant stock appreciation rights.

Option Grants in Fiscal Year 2001

	Individual Grants
	Number of Securities Underlying Options Granted(#)(1)	% of Total Options Granted to Employees in Fiscal Year(2)	Exercise or Base Price ($/Sh)(3)	Expiration Date(4)	Grant Date Present Value($)(5)

Dennis J. Carlo	38,471	5.29	3.983	4/20/11	57,564

Howard Sampson	—	—	—	—	—

(1)	These options were granted on April 20, 2001, and were 100% vested on the date of grant.

(2)	We granted options covering a total of 726,583 shares of our Common Stock to employees in 2001.

(3)	The exercise price on the date of grant was equal to 242% of the fair market value of our Common Stock on the date of grant.

(4)	The options have a term of ten years, subject to earlier termination in certain events related to termination of employment.

(5)	The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 2001: risk free interest rate of 4.62%, expected option life of five years, expected volatility of 1.16 and a dividend rate of zero. Option valuation using a Black-Scholes-based option-pricing model generates a theoretical value based upon certain factors and assumptions. Therefore, the value which is calculated is not intended to predict future prices of our Common Stock. The actual value of a stock option, if any, is dependent on the future price of the stock, overall stock market conditions and continued service with us, since options remain exercisable for only a limited period following retirement, death or disability. There can be no assurance that the values reflected in this table or any other value will be achieved.

Option Exercises in Fiscal Year 2001 and Option Values at End of Fiscal Year 2001

	Shares Acquired on Exercise(#)	Value Realized($)	Number of Securities Underlying Unexercised Options at End of Fiscal 2001(#) Exercisable/Unexercisable		Value of Unexercised In-the-Money Options at End of Fiscal 2001($)(1) Exercisable/Unexercisable
Dennis J. Carlo	—	—	634,333	378,455	—	—

Howard Sampson	—	—	168,132	181,130	—	—

(1)	Calculated on the basis of the fair market value of our Common Stock at December 31, 2001, the fiscal year end ($1.34 per share), minus the exercise price.

COMPENSATION COMMITTEE REPORT TO STOCKHOLDERS

Overview and Philosophy

The Compensation Committee of the Board of Directors (the “Compensation Committee”) is composed entirely of outside directors and is responsible for developing and making recommendations with respect to our executive compensation policies and practices, including the establishment of the annual total compensation for the chief executive officer (“CEO”) and all executive officers. The Compensation Committee has available to it an outside compensation consultant and access to independent compensation data. The consultant provides input to assure compensation is consistent with market conditions.

We have a history of using a traditional total compensation program that consists of cash and equity-based compensation. The Compensation Committee has developed a compensation policy which allows us to attract and retain key employees, enhance stockholder value, motivate technological innovation, foster teamwork and adequately reward employees. In developing this policy, the Compensation Committee has concluded that it is not appropriate to base a significant percentage of the compensation payable to the executive officers upon traditional financial targets, such as profit levels and return on equity. This is primarily because our products are either in development or clinical testing phases, and we have not yet realized any significant revenues or product sales. The Compensation Committee has based its decisions upon the following three principal compensation elements:

• Base salary levels which are commensurate with those of comparable positions at other biotechnology companies given the level of seniority and skills possessed by the executive officer and which reflects the individual’s performance with us over time.

• Annual bonuses tied to the achievement of corporate and individual performance objectives and our stock performance.

• Long-term stock-based incentive awards intended to strengthen the mutuality of interests between the executive officers and our stockholders.

Executive Officer Compensation Program Components

The Compensation Committee reviews our compensation program to ensure that salary levels and incentive opportunities are competitive and reflect our performance. Our compensation program for executive officers consists of base salary, annual cash incentive compensation and long-term compensation in the form of stock options. In addition, certain executive officers also may be provided supplemental long-term disability insurance and life insurance.

Base Salary

We establish base salary levels for executive employees by reviewing the aggregate of base salary and annual bonus for competitive positions in the market in the biotechnology industry at a similar stage of product development comparable to us and at other companies which compete with us for executive talent. Base salary levels for 2001 for our executive officers were based on the concept of pay for performance. Extensive salary survey data is available on the industry (for example, the annual “Biotechnology Compensation and Benefits Survey” conducted by Radford Associates and other surveys depicting regional compensation information) and is utilized by the Compensation Committee in establishing annual base salaries. Generally, we set our competitive salary for an executive officer position at the median level compared to those companies surveyed. This level may be adjusted to place the executive officer above or below the median level of the companies surveyed, according to that officer’s overall experience and individual performance, corporate performance and progress in the immediately-preceding year, specific issues which are relevant to us and general economic conditions. Overall individual performance is measured against short-term business goals, long-term strategic goals, development of employees and the fostering of teamwork and our other values. The base salary of the CEO and all other executive officers is reviewed annually.

Annual Incentive Compensation

Annual cash bonus payments are discretionary. Bonus payments, if any, to executive officers are based on two principal factors: corporate performance as compared to our annual goals and objectives and individual performance relative to corporate performance and individual goals and objectives. For 2001, there were no bonus payments.

The achievement of corporate goals by executive officers is evaluated by the CEO, the results of which are submitted to the Compensation Committee for review and approval. Bonus payments for the CEO are evaluated and approved by the Compensation Committee after its review of the CEO’s achievement of corporate goals.

Stock Option Program

To conserve our cash resources and to align the interests of the executive officers with the stockholders, we place special emphasis on equity-based incentives to attract, retain and motivate executive officers as well as all other employees. Under our stock option plan, options are granted at the fair market value on the date of grant, generally vest over a four year period and have a term of ten years. All employees were granted a three-year option award for the years 2001 through 2003 that were based on salary level, position, and performance. All employees, including executive officers and Directors, are eligible for subsequent, discretionary grants which are generally based on either individual or corporate performance. It is the Compensation Committee’s intent that the best interests of stockholders and executives will be closely aligned and provide each executive officer with a significant incentive to manage us from the perspective of an owner with an equity stake in the business. Based on external surveys, mentioned previously, the amount of option grants to each executive officer in 2000 during the three-year period were competitive to similar positions in the biotechnology industry.

Discussion of 2001 Compensation for the Chief Executive Officer

Dr. Dennis J. Carlo is our President and CEO. Additionally, as a result of corporate restructuring in October 1999, during which we announced that our Chief Operating Officer and Vice President of Research and Development would be leaving us. Since that time, Dr. Carlo has been acting as the Chief Scientific Officer and has taken over much of the duties previously performed by the Company’s Chief Operating Officer.

During 2001, Dr. Carlo’s salary of $395,040 was based on individual and corporate performance and was consistent with the updated industry data for base salaries of CEOs at biotechnology companies at a development stage comparable to our stage of development. Dr. Carlo’s bonus and future salary increases, if any, will be based upon successful completion of corporate goals, including the advancement of clinical trials, the recruitment of business and scientific collaborations and the successful commercial market introduction of products under development. Dr. Carlo’s annual compensation is calculated to be commensurate with the average salaries paid by other companies in the biotechnology industry which are within the survey information available.

In October 2000, Dr. Carlo and our other officers were granted a three-year option award for the years 2001 through 2003, which vests ratably over a five-year period except for certain acceleration provisions provided for achievement of predetermined milestones. In April 2001, Dr. Carlo was granted an option to purchase 38,471 shares of Common Stock that was 100% vested on the date of grant. This was a replacement grant for an option that expired unexercised at the end of ten years.

Although all of our objectives were not met in 2001, and recognizing our share price remained volatile, the Compensation Committee believes that Dr. Carlo made significant efforts in 2001 directed toward establishing a sound base for enhancing stockholder value. The Compensation Committee recognizes that our operations resulted in a net loss and expects that losses will continue until one or more of the disease treatments under development is commercialized.

Miscellaneous

Section 162(m) of the Internal Revenue Code was enacted in 1993 and became effective in 1994. Section 162(m) disallows the deductibility by us of any compensation over $1 million per year paid to each of the chief executive officer and the four other most highly compensated executive officers, unless certain criteria are satisfied. In 1994, the Board of Directors approved the amendment of our 1989 Stock Plan to, among other things, qualify for exemption from the $1 million limit on deductions under Section 162(m) with respect to option grants under the 1989 Stock Plan.

This Compensation Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or under the Securities Exchange Act of 1934 (the “Exchange Act”, the Securities Act and the Exchange Act to be collectively referred to as the “Acts”), except to the extent we specifically incorporate this report by reference, and shall not otherwise be deemed filed under such Acts.

Compensation Committee of the Board of Directors

Kevin B. Kimberlin Melvin Perelman William M. Sullivan

AUDIT COMMITTEE COMMITTEE REPORT TO STOCKHOLDERS

This Report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent we specifically incorporate this report by reference, and shall not otherwise be deemed filed under such Acts.

Audit Committee Report

The Audit Committee of the Company’s Board of Directors operates under a written charter adopted by the Board of Directors. The members of the Audit Committee are James B. Glavin, Kevin B. Kimberlin and William M. Sullivan. All of the members of the Audit Committee meet the independence standards of Rule 4200(a)(15) of the National Association of Securities Dealers listing requirements. In accordance with its written charter, the Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent accountants a formal written statement describing all relationships between the accountants and the Company that might bear on the accountants’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” The Audit Committee discussed with the independent accountants any relationships that may impact their objectivity and independence and satisfied itself as to that firm’s independence.

The Audit Committee discussed and reviewed with the independent accountants all communications required by generally accepted accounting standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees.” In addition, the Audit Committee, with and without management present, discussed and reviewed the results of the independent accountants’ examination of the financial statements.

Based upon the Audit Committee’s discussion with management and the independent accountants and the Audit Committee’s review of the representation of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended to the Board of Directors that the Company include the audited consolidated financial statements in its Annual Report on Form 10-K for the year ended December 31, 2001, for filing with the SEC.

Stockholder approval of the appointment of independent auditors is not required by the Company’s Bylaws or otherwise. In the past, however, the Audit Committee has recommended the appointment of independent auditors to the Board of Directors, which has, in turn, recommended the ratification of such appointment to the Company’s stockholders. The Company’s current independent auditors, Arthur Andersen LLP, have served in this capacity since 1996 and, as such, are familiar with the operations, financial controls and accounting practices of the Company. After considering a number of factors, including (i) the underlying financial structure of the Company, (ii) receipt of representations and assurances from Arthur Andersen LLP with respect to their quality control systems, compliance with professional standards, continuity of personnel working on the audit and availability of their national office consultation to conduct relevant portions of the audit and (iii) the results of Arthur Andersen LLP’s most recent peer review, the Audit Committee has recommended the appointment of Arthur Andersen LLP as independent auditors to the Board of Directors, and the Company will continue to work with Arthur Andersen LLP. However, in light of the events currently surrounding Arthur Andersen LLP, the Audit Committee believes it is appropriate to continue monitoring the situation. Accordingly, the Company’s stockholders are not being asked to ratify the appointment of independent auditors to review the books and records of the Company for the fiscal year ending December 31, 2002. Any future decision the Audit Committee, makes with respect to the appointment of the Company’s auditors, will be based on the best interests of the Company and its stockholders.

James B. Glavin Kevin B. Kimberlin William M. Sullivan

Representatives of Arthur Andersen LLP are expected to be present at the Company’s Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

Principal Accounting Firm Fees

The following table sets forth the aggregate fees billed to the Company for the fiscal year ended December 31, 2001 by the Company’s principal accounting firm, Arthur Andersen LLP:

Audit Fees	$54,800	(a)

Other Fees	$29,725	(b)(c)

(a) Includes audit fees for the audit of the financial statements of the Company.

(b) Includes audit fees for the audit of the Company’s 401(k) Savings Plan, but does not include any financial information systems design and implementation service.

(c) The Audit Committee has determined that the provision of these services is compatible with maintaining the principal accountants’ independence.

STOCK PRICE PERFORMANCE GRAPH

The following graph illustrates a comparison of the cumulative total stockholder return (change in stock price plus reinvested dividends) of our Common Stock with the Center for Research in Securities Prices (“CRSP”) Total Return Index for The Nasdaq National Market (U.S. and Foreign) (the “Nasdaq Composite Index”) and the CRSP Total Return Index for Nasdaq Pharmaceutical Stocks (the “Nasdaq Pharmaceutical Index”)1 over a five-year period. The comparisons in the graph are required by the SEC and are not intended to forecast or be indicative of possible future performance of our Common Stock.

	12/31/1996	12/31/1997	12/31/1998	12/31/1999	12/29/2000	12/31/2001
The Immune Response Corporation	$100.00	$134.85	$131.82	$ 52.66	$ 31.82	$ 16.24
Nasdaq Composite	100.00	122.07	169.07	315.19	190.19	149.94
Nasdaq Pharmaceutical	100.00	103.05	130.81	246.64	307.65	262.17

Assumes a $100 investment on December 31, 1996, in each of the Common Stock, the securities comprising the Nasdaq Composite Index, and the securities comprising the Nasdaq Pharmaceutical Index.

1 The Nasdaq Pharmaceutical Index includes all companies on Nasdaq within SIC Code 283. A copy of the list of companies which comprise the Nasdaq Pharmaceutical Index may be obtained upon request by contacting The Immune Response Corporation, Investor Relations, 5935 Darwin Court, Carlsbad, California 92008 (760) 431-7080.

CERTAIN TRANSACTIONS

On November 9, 2001, the Company entered into a note purchase agreement, with Kevin Kimberlin Partners, L.P. (“KKP”) which was subsequently amended to add Oshkim Limited Partnership (“Oshkim”) as a party, and provided for the sale of notes and warrants in multiple-stage private placements (the “Note Purchase Agreement”). At the initial closing on November 9, 2001 (the “November Closing”), the Company issued to KKP a note with a discounted conversion price which is convertible into shares of Common Stock and a warrant to purchase shares of Common Stock in exchange for gross proceeds of $2.0 million. At a subsequent closing on February 14, 2002 (the “February Closing”), the Company issued to Oshkim a note with a premium conversion price which is convertible into shares of Common Stock and a warrant to purchase shares of Common Stock in exchange for gross proceeds of $2.0 million. On March 20, 2002, the Company issued a short-term secured promissory note to Oshkim for $2.0 million. On May 3, 2002 (the “May Closing”), the Company issued to Oshkim a $4.0 million note with a discounted conversion price which is convertible into shares of Common Stock and a warrant to purchase shares of Common Stock in exchange for gross proceeds of $4.0 million. The Company repaid the March 2002 short-term secured promissory note with interest from proceeds from the May Closing. Each of the notes issued in November of 2001 and February, March and May of 2002 is secured by our intellectual property. The disinterested members of our Board of Directors approved the terms of the private placements of notes and warrants to KKP and Oshkim.

As described in Proposal 4, we intend to appoint Spencer Trask Ventures, Inc., a related entity to Kevin Kimberlin, as a placement agent in a proposed private offering of units of Common Stock and warrants. Spencer Trask Ventures, Inc., would receive fees and an option to purchase units. See “Proposal 4 – The Offering, Fees; Unit Purchase Options.”

The Company believes that the foregoing transactions were in its best interests. It is the Company’s current policy that all transactions by the Company with officers, directors, 5% stockholders or their affiliates will be entered into only if such transactions are approved by a majority of the disinterested directors, and are on terms no less favorable to the Company than could be obtained from unaffiliated parties.

PROPOSAL 2

APPROVAL OF AN AMENDMENT TO THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED, TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

The Board of Directors has approved an amendment to the Company’s Restated Certificate of Incorporation, as amended, (the “Certificate of Incorporation”) to increase the number of authorized shares of Common Stock to 170,000,000 from 65,000,000. The Board of Directors unanimously recommends that the Company’s stockholders approve this amendment.

As of May 9, 2002, the Company had 35,591,549 shares of Common Stock outstanding. An additional 6,897,534 shares of Common Stock were reserved for future issuance under the Company's stock plans, of which 5,502,229 shares were covered by outstanding options and 1,395,305 shares were available for future grant or purchase. Additionally, as of May 9, 2002, warrants to purchase 12,776,142 shares of Common Stock and notes convertible into 12,726,142 shares of Common Stock were outstanding.

The Company expects that the number of shares of Common Stock issuable upon exercise of the convertible notes and warrants pursuant to the Note Purchase Agreement could exceed 25,500,000. The Company also plans to raise financing through the private offering of units as described in Proposal 4. The Company expects that the number of shares of Common Stock issued in the private offering and shares of Common Stock issuable upon exercise of warrants issued in the private offering could exceed 68,600,000. The authorized shares of Common Stock currently available is not sufficient to enable the Company to consummate the proposed issuance of notes, warrants and units. Regardless of whether this Proposal 2 is approved by the stockholders, the Company cannot assure that it will be able to raise any funds through the issuance of notes, warrants or units.

The Board of Directors believes that the authorized shares of Common Stock remaining available for future issuances is not sufficient, particularly if the reverse stock split contemplated by Proposal 3 is not effected, to enable the Company to respond to potential business opportunities and to pursue important objectives that may be anticipated. Accordingly, the Board of Directors believes that it is in the Company's best interests to increase the number of authorized shares of Common Stock as described above. The Board of Directors also believes that the availability of such shares will provide the Company with the flexibility to issue Common Stock for proper corporate purposes that may be identified by the Board of Directors from time to time, such as financings, acquisitions, strategic business relationships or stock dividends (including stock splits in the form of stock dividends). Further, the Board of Directors believes the availability of additional shares of Common Stock will enable the Company to attract and retain talented employees through the grant of stock options and other stock-based incentives. The issuance of additional shares of Common Stock may have a dilutive effect on earnings per share and, for a person who does not purchase additional shares to maintain his or her pro rata interest, on a stockholder's percentage voting power.

If Proposal 2 is approved, the authorized shares of Common Stock in excess of those issued, and those planned to be issued pursuant to the Note Purchase Agreement, the private offering and stock plans is estimated to be approximately 136,600,000 shares (or 34,150,000 shares, if the reverse stock split contemplated by Proposal 3 is effected) and those shares will be available for issuance at such times and for such corporate purposes as the Board of Directors may deem advisable without further action by the Company's stockholders, except as may be required by applicable laws or the rules of any stock exchange or national securities association trading system on which the securities may be listed or traded. The Company does not presently have any plans to issue those excess shares. However, upon issuance, such shares of Common Stock will have the same rights as the outstanding shares of Common Stock. Holders of Common Stock do not have preemptive rights.

The Board of Directors does not intend to issue any Common Stock except on terms which the Board deems to be in the best interests of the Company and its then-existing stockholders.

The Board of Directors does not recommend this proposed amendment with the intent to use the ability to issue additional Common Stock to discourage tender offers or takeover attempts. However, the availability of authorized Common Stock for issuance could render more difficult or discourage a merger, tender offer, proxy contest or other attempt to obtain control of the Company. The proposed amendment is not in response to any effort on the part of any party to accumulate material amounts of Common Stock or to acquire control of the Company by means of merger, tender offer, proxy contest or otherwise, or to change the Company’s management. In addition, the proposal is not part of any plan by management to recommend a series of similar amendments to the Board of Directors and the stockholders.

The text of the first paragraph of Paragraph A of Article IV of the Certificate of Incorporation, as it is proposed to be amended pursuant to this proposal, is as follows:

“The total number of shares of all classes of capital stock which the corporation shall have authority to issue is One Hundred Seventy-Five Million (175,000,000) of which One Hundred Seventy Million (170,000,000) shares of the par value of One-Fourth of One Cent ($.0025) each shall be Common Stock (the “Common Stock”) and Five Million (5,000,000) shares of the par value of One-Tenth of One Cent ($.001) each shall be Preferred Stock (the “Preferred Stock”).”

The affirmative vote of the holders of a majority of the Company’s outstanding Common Stock is required to approve this proposal. If approved by the stockholders, the proposed amendment to the Company’s Certificate of Incorporation will become effective upon the filing, if any, of a Certificate of Amendment with the Secretary of State of Delaware.

The Board of Directors unanimously recommends a vote FOR Proposal 2.

PROPOSAL 3

TO AUTHORIZE THE BOARD OF DIRECTORS, IN ITS DISCRETION, TO AMEND THE
COMPANY’S RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED, TO EFFECT
A 1-FOR-4 REVERSE STOCK SPLIT OF THE COMPANY’S ISSUED AND OUTSTANDING
SHARES OF COMMON STOCK WITHOUT FURTHER APPROVAL OF OR
AUTHORIZATION BY THE COMPANY’S STOCKHOLDERS

General

The Company’s stockholders are being asked to approve a reverse stock split proposal at the ratio of 1-for-4. The Board of Directors has adopted a resolution, (i) declaring the advisability of the reverse stock split, subject to stockholder approval, (ii) amending the Company’s Restated Certificate of Incorporation, as amended (the “Amendment”), to effect the reverse stock split, subject to stockholder approval, and (iii) authorizing any other action it deems necessary to effect the reverse stock split without further approval or authorization of our stockholders, at any time prior to the next annual meeting of stockholders. The Board of Directors may subsequently effect, in its sole discretion, the reverse stock split approved by the stockholders based on its determination of whether the reverse stock split will be in the best interests of the Company and its stockholders.

If approved by the stockholders of the Company, the proposed reverse stock split would become effective upon the filing, if any, of the Amendment, attached as Annex A to this Proxy Statement, with the Delaware Secretary of State on any date selected by the Board of Directors on or prior to the Company’s next annual meeting of stockholders. Moreover, the Board of Directors reserves the right, even after stockholder approval, to forego or postpone filing of the Amendment if such action is determined not to be in the best interests of the Company and its stockholders. If the reverse stock split adopted by the stockholders is not subsequently implemented by the Board of Directors and effected by the next annual meeting of stockholders, the Amendment will be deemed abandoned, without any further effect. In such case, the Board of Directors will again seek stockholder approval at a future date for a reverse stock split if it deems a reverse stock split to be advisable at that time.

Reasons for the Reverse Stock Split

The reason for the reverse stock split is to increase the per share market price of the Common Stock. The Company received notification from the Nasdaq Listing Qualifications Department indicating that the Company does not comply with Marketplace Rule 4450(a)(5) because for at least 30 consecutive trading days the Common Stock had closed below the minimum $1.00 bid price per share requirement for continued inclusion on The Nasdaq Stock Market, Inc. ("Nasdaq"). In order to regain compliance, the closing bid price per share for the Common Stock must be $1.00 or more for a minimum of 10 consecutive trading days by July 24, 2002. If the Company cannot demonstrate compliance with the NASD rule by July 24, 2002, the NASD indicated that it would provide notification that the Company's securities would be delisted. At such time, the Company could appeal the determination. Alternatively, before July 24, 2002, the Company could apply to transfer its securities to The Nasdaq SmallCap Market which would extend the period to comply with the minimum $1.00 bid per share requirement until October 22, 2002. The Board of Directors anticipates that a reverse stock split would have the effect of increasing, proportionately, the trading price of the Common Stock, which could result in a share price high enough to satisfy this Nasdaq listing requirement.

The Board of Directors believes that the current low per share market price of the Common Stock is due in part to the overall weakness in the market for Nasdaq stocks and has had a negative effect on the marketability of the existing shares, the amount and percentage of transaction costs paid by individual stockholders and the potential ability of the Company to raise capital by issuing additional shares of its Common Stock. The Board believes one reason for these effects is that certain institutional investors have internal policies preventing the purchase of low-priced stocks. Moreover, a variety of policies and practices of broker-dealers discourage individual brokers within those firms from dealing in low-priced stocks. Second, because the brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher priced stocks, the current share price of the Common Stock can result in individual stockholders paying transaction costs (commissions, markups or markdowns) which are a higher percentage of their total share value than would be the case if the Company’s share price were substantially higher. This factor also is believed to limit the willingness of institutions to purchase the Common Stock.

The Board of Directors anticipates that the reverse stock split, if effected, will immediately result in a bid price for the Common Stock in excess of $1.00 per share. The Board also believes that the decrease in the number of shares of Common Stock outstanding as a consequence of the reverse stock split, and the anticipated increase in the price of the Common Stock, could encourage interest in the Common Stock and possibly promote greater liquidity for the Company’s stockholders, although such liquidity could be adversely affected by the reduced number of shares outstanding after the reverse stock split. In addition, although any increase in the market price of the Common Stock resulting from the reverse stock split may be proportionately less than the decrease in the number of outstanding shares, the reverse stock split, if effected, could result in a market price for the Common Stock that will be high enough to overcome the reluctance, policies and practices of brokers and investors referred to above and to diminish the adverse impact of trading commissions on the market for the shares.

There can be no assurances, however, that the foregoing events will occur, or that the market price of the Common Stock immediately after the proposed reverse stock split will be maintained for any period of time. Moreover, there can be no assurance that the market price of the Common Stock after the proposed reverse stock split will adjust to reflect the conversion ratio (e.g., if the market price is $0.42 before the reverse stock split and the ratio is one (1) new share for every four (4) shares outstanding, there can be no assurance that the market price immediately after the reverse stock split will be $1.68 (4 x $0.42)); or that the market price following the reverse stock split will either exceed or remain in excess of the current market price. There also can be no assurance that the Company will be able to maintain the listing of the Common Stock on Nasdaq even if the reverse stock split results in a bid price for the Common Stock that exceeds $1.00 per share.

Principal Effects of the 1-for-4 Reverse Stock Split

If the proposed 1-for-4 reverse stock split is approved at the Annual Meeting and the Board of Directors elects to effect the proposed reverse stock split, each outstanding share of Common Stock will immediately and automatically be changed, as of the effective date of the Amendment, into one fourth of a share of Common Stock. In addition, the number of shares of Common Stock subject to outstanding options, warrants and convertible notes issued by the Company, and the number of shares reserved for future issuances under the Company’s 1989 Stock Plan and Employee Stock Purchase Plan, will be reduced by a factor of four. No fractional shares of Common Stock will be issued in connection with the proposed reverse stock split. Holders of Common Stock who would otherwise receive a fractional share of Common Stock pursuant to the reverse stock split will receive cash in lieu of the fractional share as explained more fully below.

If the reverse stock split is approved at the Annual Meeting and effected by the Board of Directors, the Board of Directors will fix a record date for determination of shares subject to the reverse stock split. As of May 9, 2002, there were 35,591,549 shares of Common Stock issued and outstanding, 31,004,513 shares of Common Stock subject to warrants, notes and options granted by the Company, and 1,395,305 options and shares of Common Stock reserved for issuance under the Company’s 1989 Stock Plan and Employee Stock Purchase Plan. If additional shares of Common Stock are issued or redeemed, the actual number of shares issued and outstanding before and after the reverse stock split will increase or decrease accordingly.

Because the reverse stock split will apply to all issued and outstanding shares of Common Stock and outstanding rights to purchase Common Stock or to convert any other securities into Common Stock, the proposed reverse stock split will not alter the relative rights and preferences of existing stockholders. However, because the reverse stock split will not apply to the number of shares authorized by the Company’s Restated Certificate of Incorporation, the Amendment will effectively increase the number of shares of Common Stock available for future issuances by the Board of Directors.

If the proposed reverse stock split is approved at the Annual Meeting and effected by the Board of Directors, some stockholders may consequently own less than one hundred shares of Common Stock. A purchase or sale of less than one hundred shares (an “odd lot” transaction) may result in incrementally higher trading costs through certain brokers, particularly “full service” brokers. Therefore, those stockholders who own less than one hundred shares following the reverse stock split may be required to pay modestly higher transaction costs should they then determine to sell their shares of Common Stock.

Stockholders have no right under Delaware law, the Company’s Restated Certificate of Incorporation, as amended, or By-Laws to dissent from the reverse stock split or to dissent from the payment of cash in lieu of issuing fractional shares.

Cash Payment in Lieu of Fractional Shares

In lieu of any fractional share to which a holder of Common Stock would otherwise be entitled as a result of the reverse stock split, the Company shall pay cash equal to such fraction multiplied by the closing price of the Common Stock on the Nasdaq National Market on the date of the effective time of the reverse stock split, which amount is hereby determined to equal the fair market value of the Common Stock at the effective time of the reverse stock split.

Federal Income Tax Consequences

The following description of the material federal income tax consequences of the reverse stock split is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practices as in effect on the date of this Proxy Statement. Changes to the laws could alter the tax consequences described below, possibly with retroactive effect. The Company has not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the reverse stock split. This discussion is for general information only and does not discuss the tax consequences which may apply to special classes of taxpayers (e.g., non-resident aliens, foreign entities, financial institutions, tax-exempt entities, broker/dealers or insurance companies). The state, local and foreign tax consequences of the reverse stock split may vary significantly as to each stockholder, depending upon the jurisdiction in which such stockholder resides.

STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR CONSEQUENCES TO THEM OF THE REVERSE STOCK SPLIT.

In general, the federal income tax consequences of the reverse stock split will vary among stockholders depending upon whether they receive a reduced number of shares of Common Stock and cash for fractional shares or only a reduced number of shares of Common Stock in exchange for their old shares of Common Stock. The Company believes that because the reverse stock split is not part of a plan to increase, periodically, a stockholder’s proportionate interest in the Company’s assets or earnings and profits, the reverse stock split likely will have the following federal income tax effects:

A stockholder who receives only a reduced number of shares of Common Stock will not recognize gain or loss. Generally, in the aggregate, such a stockholder’s basis in the reduced number of shares of Common Stock will equal the stockholder’s basis in its old shares of Common Stock. A stockholder who has used the specific identification method to identify his or her basis in old Common Stock exchanged in the reverse stock split should consult his or her own tax advisor to determine basis in the shares of Common Stock received in the reverse stock split.

A stockholder who receives cash in lieu of a fractional share as a result of the reverse stock split will generally be treated as having received the payment as a distribution in redemption of the fractional share, as provided in Section 302(a) of the Code. Generally, a stockholder receiving such a payment should recognize gain or loss, equal to the difference, if any, between the amount of cash received and the stockholder’s basis in the fractional share. In the aggregate, such stockholder’s basis in the reduced number of shares of Common Stock will equal the stockholder’s basis in its old shares of Common Stock decreased by the basis allocated to the fractional share for which such stockholder is entitled to receive cash.

Shares of Common Stock received should have the same holding period as the Common Stock surrendered.

The Company will not recognize any gain or loss as a result of the reverse stock split.

Board Discretion to Implement Reverse Stock Split

If the proposed 1-for-4 reverse stock split is approved at the Annual Meeting, the Board of Directors may, in its sole discretion, at any time prior to the Company’s next annual meeting of stockholders, effect the reverse stock split and file the Amendment with the Delaware Secretary of State. The Amendment is attached as Annex A to this Proxy Statement. The determination by the Board of Directors will be based on a number of factors, including market conditions, existing and expected trading prices for the Company’s Common Stock and the likely effect of business developments on the market price for the Common Stock. Notwithstanding approval of the reverse stock split at the Annual Meeting, the Board of Directors may, in its sole discretion, determine not to implement the reverse stock split.

The Board of Directors unanimously recommends a vote FOR Proposal 3.

PROPOSAL 4

APPROVAL OF THE ISSUANCE OF SHARES OF COMMON STOCK AND WARRANTS IN CONNECTION WITH THE COMPANY’S PROPOSED PRIVATE PLACEMENT OF UNITS

For purposes of this Proposal 4, it has been assumed that the reverse stock split contemplated by Proposal 3 will be approved by the Company’s stockholders. All references to number of shares and related percentages are presented on the basis of the reverse split not having been (and having been) effected by the Board of Directors and assume an exercise price for the Warrants of 125% of the Closing Price in the case of the Class A Warrants and 175% of the Closing Price in the case of the Class B Warrants (as such terms are defined below). In addition, all calculations assuming the reverse stock split has been effected also have assumed a Closing Price equal to $1.68 per share of Common Stock (which is equal to four times the price per share as quoted on the Nasdaq National Market as of the close of trading on Thursday, May 9, 2002).

The Offering

General Terms. We intend to conduct a private offering (the “Offering”) of 160 units (each a “Unit” and collectively, the “Units”), at a purchase price of $50,000 per unit (the “Offering Price”). Each Unit is to consist of (a) shares of Common Stock and (b) warrants (the “Class A Warrants”) to purchase (i) one share of Common Stock and (ii) one warrant (the “Class B Warrants” and together with the Class A Warrants, the “Warrants”) to purchase shares of Common Stock.

The number of shares of Common Stock and Class A Warrants per Unit in each case will be equal to the Offering Price divided by the average closing bid price per share of Common Stock for the ten consecutive trading days preceding the closing of the Offering (the “Closing Price”).

The Class A Warrants will have a term of five years and are expected to have an exercise price of between 125% and 150% (but in any event not less than 125%) of the Closing Price. The Class B Warrants also will have a term of five years from the date of the issuance of such warrants and will entitle the holder to purchase one share of Common Stock at a purchase price we expect to be between 175% and 200% (but in any event not less than 175%) of the Closing Price. In the case of both the Class A Warrants and the Class B Warrants, the applicable purchase price is subject to adjustments as described below under “- The Warrants - Adjustments to Exercise Price and Number of Shares.”

Use of Proceeds. We expect to receive gross proceeds from the Offering of the Units of $8,000,000, and net proceeds of approximately $7,000,000, which we intend to use for working capital and other general corporate purposes. Assuming the exercise of all of the Warrants, we would receive additional gross proceeds of approximately $32,000,000. Regardless of whether this Proposal 4 is approved by the stockholders, the Company cannot assure that it will be able to raise any funds through the issuance of Units.

Fees; Unit Purchase Options. In connection with the Offering, we intend to appoint one or more placement agents, including Spencer Trask Ventures, Inc. a related entity to one of our directors, Kevin Kimberlin (the “Placement Agents”) to act as our agents to complete the Offering. We have agreed to pay to the Placement Agents an aggregate fee equal to 10% of the aggregate purchase price of the Units sold in the Offering and to issue to the Placement Agents, options (the “Unit Purchase Options”) to purchase that number of Units equal to 20% of the Units sold in the Offering. The Unit Purchase Options will be exercisable for a period of seven years and have an exercise price of $50,000 per Unit. The Placement Agents also will receive fees equal to 8% of the aggregate exercise price of each of the Class A Warrants and Class B Warrants as and to the extent such Warrants are exercised. In addition, we will reimburse the Placement Agents for expenses incurred by them in connection with the Offering.

Subscribers. We intend to sell Units only to investors who are “accredited investors” under Rule 501 of Regulation D promulgated by the SEC under the Securities Act. It is currently contemplated that the Offering of the Units will expire not later than 120 days after the initiation of the Offering unless we decide to extend the Offering, in our sole discretion. However, the terms of the Offering may be changed by the decision of our Board of Directors or by our management to the extent it has been delegated that authority by our Board of Directors.

The issuance by us of all of the shares of Common Stock to be included in the Offering, including the shares of Common Stock underlying the Warrants and the Unit Purchase Options, would increase the number of outstanding shares of Common Stock (on a fully diluted basis) from 68,000,000 to 136,600,000 (or 17,000,000 to 34,150,000, if the reverse stock split is effected), an approximate 100% increase. If a single investor or investor group were to purchase all of such shares, such investor or investor group would own in excess of 42% of the issued and outstanding shares of the Common Stock after the completion of the Offering.

Registration of Common Stock and Warrants. Pursuant to the terms of the Offering, we intend to file with the SEC as soon as practicable after the closing of the Offering (the “Closing”), and use our reasonable best efforts to have declared effective, a registration statement under the Securities Act covering the resale by the investors of the 22,900,000 shares of Common Stock or 5,725,000 shares of Common Stock, if the reverse stock split is effected. We will be obligated to maintain the effectiveness of such registration statement for a period of two years after the date of the Closing. Additionally, we intend to file a registration statement under the Securities Act covering the resale by the investors of 45,700,000 Warrants and 11,425,000 shares of Common Stock underlying the Warrants.

Over-allotment. For the purpose of covering over-subscriptions, if any, of the Units, our Board of Directors has granted to the Placement Agents an over-allotment option to offer up to an additional 30% of the total Units to be sold in the Offering at a per Unit price equal to the Offering Price and subject to the same terms and conditions as the Units sold in the Offering.

The Warrants

General Terms. Each Class A Warrant will entitle the holder to purchase (a) one share of Common Stock and (b) Class B Warrants at an exercise price we expect to be between 125% and 150% (but in any event not less than 125%) of the Closing Price, subject to the adjustments in certain cases described below under “- The Warrants - Adjustments to Exercise Price and Number of Shares.” Each Class A Warrant will be exerciseable at any time during the five year period following the Closing Date. The Class B Warrants will entitle the holder to purchase one share of Common Stock at an exercise price we expect to be between 175% and 200% (but in any event not less than 175%) of the Closing Price and will be exerciseable at any time during the five year period following the Closing Date.

Redemption. Each Warrant will be subject to redemption by us, upon thirty days prior notice, at any time after issuance of such Warrant at a redemption price of $0.01 per Warrant if the average closing bid price per share of Common Stock for any ten (10) consecutive trading days prior to the notice of redemption is greater than or equal to an amount we expect to be between 125% and 150% (but in any event not less than 125%) of the exercise price of such Warrant in the case of the Class A Warrants or between 175% and 200% (but in any event not less than 175%) in the case of the Class B Warrants.

         Adjustments to Exercise Price and Number of Shares.  The exercise price and the number of shares of Common Stock to be issued upon the exercise of a Warrant are subject to adjustment, from time to time, upon the occurrence of any of the following events:

(a)	if we (i) pay a dividend in, or makes a distribution of shares of Common Stock, on our outstanding shares of Common Stock, (ii) subdivide our outstanding shares of Common Stock into a greater number of shares, or (iii) combine our outstanding shares of Common Stock into a smaller number of shares;
(b)	if we consolidate with, or merge into, another corporation (other than a consolidation or merger which does not result in any reclassification of or change in the outstanding Common Stock; or
(c)	if we subsequently issue shares of Common Stock or securities convertible into shares of Common Stock (other than in connection with shares issued in connection with acquisitions by us or pursuant to our stock option plans and certain other exceptions) at a price per share less than the exercise price of the applicable Warrant.

Listing and Registration. Pursuant to the terms of the Offering, we will file with the SEC as soon as practicable after the Closing, and use our reasonable best efforts to have declared effective, a registration statement under the Securities Act covering the resale of the shares of Common Stock included in the Units and intend to file a registration statement covering the resale of the Warrants and the shares of Common Stock underlying the Warrants.

We intend to seek authorization for quotation on the Nasdaq National Market System for the shares of Common Stock included in the Units, as well as the shares of Common Stock underlying the Warrants. There currently is no established trading market for the Warrants. We currently are investigating the possibility of seeking authorization for quotation on the Nasdaq National Market System for the Warrants. However, even if we decide to seek such authorization there can be no assurance that such authorization would be obtained or, if obtained, that the criteria for authorization could be satisfied by us on an ongoing basis.

Necessity For Stockholder Approval

The 20% Rule. The issuance by us of Common Stock and other securities pursuant to the Offering is being submitted to the stockholders at the Annual Meeting because the sale is subject to stockholder approval pursuant to the Rules of the National Association of Securities Dealers, Inc. (“NASD”) applicable to entities, such as us, whose securities are authorized for trading on the Nasdaq National Market System. Rule 4350(i)(1)(D) of the NASD (the “20% Rule”) requires stockholder approval or ratification of the issuance, other than in a public offering, of Common Stock or securities convertible into Common Stock at a price less than the greater of book or market value if such Common Stock has or would have upon issuance voting power equal to or in excess of 20% of the voting power outstanding before such issuance.

For purposes of the 20% Rule, we have issued and outstanding 35,591,549 (or 8,897,887, if the reverse stock split is effected) shares of Common Stock. The shares of Common Stock sold pursuant to the Offering and those which could be issued upon exercise of the Warrants and the Unit Purchase Options will represent approximately 50.2% of our outstanding shares (assuming that the Warrants are exercised in full). In addition, potential anti-dilution adjustments to the Warrants could increase the number of shares of Common Stock to be issued upon exercise of the Warrants. See “- The Warrants - Adjustments to Exercise Price and Number of Shares.” Also, the average purchase price of the shares of Common Stock to be issued in connection with the Offering could be less than the average market value per share of our Common Stock at the time of the Closing.

The approval sought under this Proposal 4 will be effective to satisfy the required stockholder approval under the 20% Rule. We therefore are seeking the approval by our stockholders for the issuance and sale of Common Stock and Warrants in connection with the Offering to satisfy the 20% Rule.

Change of Control Rule. Under NASD Rule 4350(i)(1)(B), Nasdaq-quoted companies must obtain stockholder approval for any issuance of securities that would result in a change of control (the “Control Rule”). In the event Spencer Trask Ventures, Inc., in connection with its role as one of the Placement Agents, exercises its Unit Purchase Options, Spencer Trask Ventures, Inc. and its affiliates could beneficially own in excess of 53.8% of our outstanding Common Stock (assuming that the Warrants are exercised in full). See “— The Offering — Fees; Unit Purchase Options.” If the issuance of the Unit Purchase Options were construed to result in a change of control, the approval sought under this Proposal 4 would be effective to satisfy the required stockholder approval under the Control Rule. We therefore are seeking the approval by our stockholders for the issuance and sale of Common Stock and Warrants in connection with the Offering to satisfy the Control Rule.

Insider Rule. Under NASD Rule 4350(i)(1)(A), Nasdaq-quoted companies must obtain stockholder approval of a plan or arrangement under the following paragraph (the “Insider Rule”):

“When a stock option or purchase plan is to be established or other arrangement made pursuant to which stock may be acquired by officers or directors, except for warrants or rights issued generally to security holders of the company or broadly based plans or arrangements including other employees (e.g., ESOPs). In a case where the shares are issued to a person not previously employed by the company, as an inducement essential to the individual’s entering into an employment contract with the company, shareholder approval will generally not be required. The establishment of a plan or arrangement under which the amount of securities which may be issued does not exceed the lesser of 1% of the number of shares of Common Stock, 1% of the voting power, or 25,000 shares will generally not require shareholder approval.”

         The NASD has informed us that it has an unpublished interpretation of the Insider Rule which, in the NASD’s view, establishes that the term “other arrangement” applies to arrangements which are not compensatory, such as capital raising transactions. Furthermore, pursuant to its unpublished interpretation, the NASD has advised us that it requires stockholder approval only for “other arrangements” in which the issuance of securities to officers and directors is at a discount to the prevailing market price in excess of the lesser of (i) 1% of the number of shares outstanding, (ii) 1% of the voting power outstanding and (iii) 25,000 shares. The NASD has further informed us that it interprets the issuance of warrants pursuant to an agreement as an “arrangement” pursuant to which stock may be acquired by officers or directors that would trigger the Insider Rule. We dispute the NASD’s interpretation that the Insider Rule applies to the Unit Purchase Options, as well as the NASD’s “rule making” mechanism for reaching that conclusion. Nevertheless, we are seeking this approval to address the NASD’s potential application of the Insider Rule to the Unit Purchase Options. We therefore are seeking the approval by our stockholders for the issuance of the Unit Purchase Options to the Placement Agents to satisfy the Insider Rule.

Incorporation by Reference of Annual Report on Form 10-K

        Concurrently with this Proxy Statement, the Company is sending a copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 2001 (the “Form 10-K”) to its stockholders. This Proxy Statement incorporates by reference the Form 10-K which contains important information about us and our financial condition that is not included in this Proxy Statement. A copy of the Form 10-K has also been filed with the SEC and may be accessed from the SEC’s homepage (www.sec.gov).

Our Company’s Board has determined that the Offering will further the best interests of the Company because receipt of the proceeds from the offering will enable us to continue operations. Further, if our stockholders do not ratify this proposal, the Offering will not be completed and we would have to pursue other financial and operational alternatives in order to continue our operations. If we are unsuccessful in obtaining additional funding, or if the terms of such funding are onerous, it could cause us to: (i) scale back or eliminate some or all of our research and development programs; (ii) license to third parties products or technologies that we would otherwise seek to develop ourselves; or (iii) cease operations.

Vote Required

Under the NASD Rules, the minimum vote which will constitute stockholder approval of this Proposal 4 for the purposes of the 20% Rule, the Control Rule and the Insider Rule is the affirmative vote of a majority of the total votes present in person or represented by proxy.

While it is not relevant to this vote, because the Placement Agents could not exercise the Unit Purchase Options prior to the Record Date, the NASD previously has informed us that under the NASD Rules the votes of any shares issued or issuable to the Placement Agents pursuant to the Unit Purchase Options must be excluded from the vote on Proposal 4.

The Board of Directors unanimously recommends a vote FOR Proposal 4.

STOCKHOLDER PROPOSALS

Proposals of stockholders submitted pursuant to Rule 14a-8 under the Exchange Act, and intended to be presented for consideration at the Company’s 2003 Annual Meeting of Stockholders must be received by the Company not later than January 15, 2003, in order to be considered for inclusion in the Company’s proxy materials for that meeting.

The Company’s bylaws also establish an advance notice procedure with respect to certain stockholder proposals. If a stockholder wishes to have a stockholder proposal considered at the Company’s next annual meeting, the stockholder must give timely notice of the proposal in writing to the Secretary of the Company. To be timely, a stockholder’s notice of the proposal must be delivered to, or mailed and received at the executive offices of the Company not less than 50 days nor more than 75 days prior to the proposed date of the annual meeting of 2003; provided, however, that if less than 65 days notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice of the proposal to be timely must be received no later than the 15th day following the day on which such notice of the date of the annual meeting is mailed or public disclosure of the meeting date is given.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) under the Exchange Act, the Company’s directors, executive officers and any persons holding more than 10% of the Common Stock are required to report their initial ownership of the Common Stock and any subsequent changes in that ownership to the SEC. Specific due dates for these reports have been established and the Company is required to identify in this Proxy Statement those persons who failed to timely file these reports. All of the filing requirements were satisfied in 2001. In making this disclosure, the Company has relied solely on written representations of its directors and executive officers and copies of the reports that have been filed with the SEC.

OTHER MATTERS

The Board of Directors knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in accordance with the judgment of the persons voting the proxies.

Whether you intend to be present at the Annual Meeting or not, we urge you to return your signed proxy promptly.

By order of the Board of Directors Dennis J. Carlo President and Chief Executive Officer

ANNEX A

CERTIFICATE OF AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF THE IMMUNE RESPONSE CORPORATION

Adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware

The Immune Response Corporation (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, by its duly authorized officers, does hereby certify that:

FIRST: The name of the Corporation is The Immune Response Corporation.

SECOND: The date of filing of its original Certificate of Incorporation with the Secretary of State of Delaware was October 1, 1986.

THIRD: That the Board of Directors of the Corporation has duly adopted resolutions (i) authorizing the Corporation to execute and file with the Secretary of State of the State of Delaware an amendment of the Corporation’s Amended and Restated Certificate of Incorporation, as amended to reclassify, change, and convert each four (4) outstanding shares of the Corporation’s Common Stock, par value $0.0025 per share, into one (1) share of Common Stock, par value $0.0025 per share; (ii) declaring such amendment to be advisable and (iii) directing that such amendment be considered at the 2002 Annual Meeting of Stockholders.

FOURTH: That upon the effectiveness of this Certificate of Amendment of Amended and Restated Certificate of Incorporation, the Amended and Restated Certificate of Incorporation, as amended, is hereby amended by adding a new Article XIII to read as follows:

“ARTICLE XIII

Each four (4) shares of the Common Stock, par value $0.0025 per share, of the Corporation issued and outstanding or held in treasury as of 5:00 p.m. Eastern Standard Time on ______, 200_ (the “Effective Time”) shall be reclassified as and changed into one (1) share of Common Stock, par value $0.0025 per share, of the Corporation, without any action by the holders thereof. Each stockholder who, immediately prior to the Effective Time, owns a number of shares of Common Stock which is not evenly divisible by four shall, with respect to such fractional interest, be entitled to receive from the Corporation cash in an amount equal to such fractional interest multiplied by the closing price of the Common Stock as last reported on The Nasdaq National Market immediately prior to the Effective Time.”

FIFTH: That, in accordance with the provisions of the Delaware General Corporation Law, the holders of a majority of the outstanding shares of Common Stock of the Corporation entitled to vote thereon affirmatively voted in favor of the amendment at the 2002 Annual Meeting of Stockholders held on June 17, 2002.

SIXTH: That the amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law by the Board of Directors and stockholders of the Corporation.

A-1

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of Amended and Restated Certificate of Incorporation to be executed by its President and Chief Executive Officer, and attested to this [ ___ ] day of ___, 200_.

The Immune Response Corporation
By:	Dennis J. Carlo, Ph.D. President and Chief Executive Officer

ATTEST:

[ __________________ ]

A-2

The undersigned stockholder of The Immune Response Corporation (the “Company”) acknowledges receipt of Notice of the Annual Meeting of Stockholders and Proxy Statement, each dated May 15, 2002, and the undersigned revokes all prior proxies and appoints Dennis J. Carlo and Howard Sampson, or each of them, proxies for the undersigned to vote all shares of Common Stock of the Company which the undersigned would be entitled to vote at the Annual Meeting of Stockholders to be held at 5935 Darwin Court, Carlsbad, California, at 9:00 a.m. Pacific Time on June 17, 2002, and any postponement or adjournment thereof, and instructs said proxies to vote as follows:

1. ELECTION OF DIRECTORS:

[_] FOR the nominee listed below (except as marked to the contrary below)

[_] WITHHOLD AUTHORITY to vote for the nominee for Class I director listed below

James B. Glavin

2.	TO APPROVE THE AMENDMENT TO THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED, TO INCREASE THE NUMBER OF AUTHORIZED SHARES:

[_] FOR	[_] AGAINST	[_] ABSTAIN

3.	TO AUTHORIZE THE BOARD OF DIRECTORS, AT ITS DISCRETION, TO AMEND THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED, TO EFFECT A 1-FOR-4 REVERSE STOCK SPLIT OF THE COMPANY’S ISSUED AND OUTSTANDING SHARES OF COMMON STOCK:

[_] FOR	[_] AGAINST	[_] ABSTAIN

4.	TO APPROVE THE ISSUANCE OF SHARES OF COMMON STOCK AND WARRANTS IN CONNECTION WITH THE COMPANY’S PROPOSED PRIVATE PLACEMENT OF UNITS:

[_] FOR	[_] AGAINST	[_] ABSTAIN

5.	IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF NO SPECIFICATIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE ONE NOMINEE FOR DIRECTOR AND FOR PROPOSALS 2, 3 AND 4.

THE IMMUNE RESPONSE CORPORATION BOARD OF DIRECTORS PROXY ANNUAL MEETING OF STOCKHOLDERS JUNE 17, 2002

Dated this ________ day of ________, 2002

(Signature of Stockholder)

(Signature of Stockholder)

Please sign exactly as your name or names appear
hereon. When signing as attorney, executor,
administrator, trustee or guardian, please give full title as such. If shares are held jointly, each holder must sign.

Please Mark, Sign, Date and Mail This Proxy Card Promptly, Using the Enclosed Envelope.